News Release

Angie Yang/Evan Pondel

PondelWilkinson, Inc.

Corporate and Investor Relations

(310) 279-5980

HOUSE OF TAYLOR JEWELRY TO OFFER KATHY IRELAND BRANDED
JEWELRY COLLECTIONS TO MORE THAN 11.5 MILLION CONSUMERS
THROUGH U.S. MILITARY EXCHANGES

-- Kathy Ireland Jewelry Will Be Available in More Than 35 Countries
Through U.S. Military Exchanges --

WEST HOLLYWOOD, CA – August 29, 2007 – House of Taylor Jewelry, Inc. (NASDAQ: HOTJ) today announced that select diamond, bridal and fashion jewelry collections from the Kathy Ireland Jewelry brand will be available in the U.S. military’s Exchange Catalog beginning September 28, 2007 and online through the military exchanges’ websites.  The military exchanges, which include the Army & Air Force Exchange Service, Marine Corps Exchange System, Navy Exchange Service and Coast Guard Exchange System, report a global reach of more than 11.5 million authorized military shoppers in more than 35 countries.

“We are proud to offer Kathy’s beautiful designs and quality fine jewelry through this exciting marketing channel,” said Ryan Yeager, Vice President of Sales and Merchandising for Kathy Ireland Jewelry Exclusively for House of Taylor Jewelry.  “Our team is thrilled to reach this important audience as they celebrate weddings, anniversaries, birthdays and special occasions. The ability to offer the men and women serving in our armed forces Kathy’s distinct jewelry lines is in keeping with Kathy’s missions of  “…finding solutions for families, especially busy moms”™ and  ”…finding solutions for people in love. ”

“We are pleased to open this new sales channel which significantly expands our reach to the consumer market,” said Jack Abramov, President and Chief Executive Officer.  “We are very excited about the prospects of this new partnership, particularly as the military exchanges ramp up their diamond offerings for the bridal market.

“As we execute our business plan, we believe the millions of possible brand impressions created by this relationship will increase sales and global demand for House of Taylor Jewelry brands across multiple channels,” Abramov said.

About Military Exchanges

Military exchanges have the dual mission of providing authorized patrons with articles of merchandise and services and of generating non-appropriated fund earnings as a supplemental source of funding for military Morale, Welfare and Recreation (MWR) programs. To find out more about the military exchanges’ history and missions or to view recent press releases please visit aafes.com, usmc-mccs.org, navy-nex.com or cg-exchange.com.

About House of Taylor Jewelry

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family. It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth™, House of Taylor Jewelry™, and Kathy Ireland Jewelry™ Exclusively for House of Taylor Jewelry.  More information on the company can be found at www.hotj.com.

Certain statements included in this press release constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements, including, but not limited to, increased sales and global demand as a result of products being featured in the Military Exchanges’ catalog, involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company’s branded products in the marketplace; and the characteristics and pricing of the company’s branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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